UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 3)

Under the Securities Exchange Act of 1934

QC Holdings, Inc.

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(Name of Issuer)

COMMON STOCK, $.01 par value

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(Title of Class of Securities)

74729T101

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(CUSIP Number)

Murray A. Indick

Prides Capital Partners, L.L.C.

200 High Street, Suite 700

Boston, MA 02110

(617) 778-9200

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(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

April 18, 2006

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(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ☐.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 74729T101	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Prides Capital Partners, L.L.C.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

20-0654530

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []
(b) ☒

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3. SEC USE ONLY

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4.	SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
2,547,607**

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9. SOLE DISPOSITIVE POWER

-0-

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10. SHARED DISPOSITIVE POWER
2,547,607****

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,547,607****

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.4%

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14.	TYPE OF REPORTING PERSON

OO ( Limited Liability Company)

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** See Item 5

CUSIP NO. 74729T101	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Kevin A. Richardson, II

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []
(b) ☒

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3. SEC USE ONLY

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4.	SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
2,547,607****

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9. SOLE DISPOSITIVE POWER

-0-

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10. SHARED DISPOSITIVE POWER
2,547,607****

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,547,607****

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.4%

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 74729T101	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Henry J. Lawlor, Jr.

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []
(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
2,547,607****

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9. SOLE DISPOSITIVE POWER

-0-

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10. SHARED DISPOSITIVE POWER
2,547,607****

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,547,607****

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.4%

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 74729T101	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Murray A. Indick

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []
(b) ☒

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3. SEC USE ONLY

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4.	SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
2,547,607****

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9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER
2,547,607****

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,547,607****

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.4%

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14. TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 74729T101	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Charles E. McCarthy

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []
(b) ☒

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3. SEC USE ONLY

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4.	SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
2,547,607****

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9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER
2,547,607****

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,547,607****

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.4%

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 74729T101	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Christian Puscasiu

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []
(b) ☒

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3. SEC USE ONLY

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4.	SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
2,547,607****

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9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER
2,547,607****

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,547,607****

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.4%

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 74729T101	SCHEDULE 13D

Item 1. Security and Issuer

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This Amendment No. 3 amends the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission (the "Commission") on July 29, 2005 by Prides Capital Partners, L.L.C. a Delaware limited liability company, Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu. This amendment to the Schedule 13D relates to the shares of Common Stock, $.01 par value (the "Common Stock") of QC Holdings, Inc. a Kansas corporation (the "Issuer"). The principal executive office and mailing address of the Issuer is 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas. The following amendments to the Schedule 13D are hereby made. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

Item 4. Purpose of Transaction

On April 18, 2006, the Reporting Persons agreed to acquire 500,000 shares of common stock of the Issuer in privately negotiated transactions at a price of $13.95 per share. The agreements are attached as Exhibits B and C. The shares were purchased from Mr. Don Early, Chairman and Chief Executive Officer of the Issuer (150,000 shares), and from Mr. Gregory L. Smith (350,000 shares). The transactions were consummated on April 21, 2006.

In connection with the transactions, the Issuer entered into a Registration Rights Agreement with the Reporting Persons and Mr. Early. The Issuer summarized the material terms of that agreement in a filing on Form 8-K on April 21, 2006, and reference is made to that summary for a description of that agreement. The agreement is Exhibit D hereto.

Finally, Mr. Kevin A. Richardson II was elected to the Issuer’s Board of Directors effective April 18, 2006.

CUSIP NO. 74729T101	SCHEDULE 13D

Item 5. Interest in Securities of the Issuer

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(a), (b) According to the Issuer’s 10-Q filed on March 14, 2006, there were 20,532,675 shares of Common Stock issued and outstanding as of February 28, 2006. Based on such information, after taking into account the transactions described in Item 5(c) below, the Reporting Persons report beneficial ownership of 2,547,607 shares of Common Stock, representing 12.4% of the shares outstanding, held by Prides Capital Partners, L.L.C. Voting and investment power concerning the above shares are held solely by Prides Capital Partners, L.L.C.

Although Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu are joining in this Amendment as Reporting Persons, the filing of this Amendment shall not be construed as an admission that any of them are, for any purpose, the beneficial owner of any of the securities that are beneficially owned by Prides Capital Partners, L.L.C.

(c) The Reporting Persons have engaged in the transactions described in Item 4 above.

Item 7. Material to be Filed as Exhibits

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Exhibit A Joint Filing Undertaking

Exhibit B Stock Purchase Agreement with Mr. Don Early

Exhibit C Stock Purchase Agreement with Mr. Gregory L. Smith

Exhibit D Registration Rights Agreement

CUSIP NO. 74729T101	SCHEDULE 13D

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 24, 2006

Prides Capital Partners, L.L.C.

By:	/s/ Murray A. Indick

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Murray A. Indick

Managing Member

Kevin A. Richardson, II

/s/ Murray A. Indick	By:	/s/ Murray A. Indick
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Murray A. Indick	Murray A. Indick
Attorney-in-Fact

Henry J. Lawlor, Jr.	Charles E. McCarthy

By:	/s/ Murray A. Indick	By:	/s/ Murray A. Indick
	------------------------		------------------------
	Murray A. Indick		By: Murray A. Indick
	Attorney-in-Fact		Attorney-in-Fact

Christian Puscasiu

By:	/s/ Murray A. Indick
------------------------
Murray A. Indick
Attorney-in-Fact

CUSIP NO. 74729T101	SCHEDULE 13D

Exhibit A

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: April 24, 2006

Prides Capital Partners, L.L.C.

By:	/s/ Murray A. Indick

------------------------

Murray A. Indick

Managing Member

Kevin A. Richardson, II

/s/ Murray A. Indick	By:	/s/ Murray A. Indick
------------------------	------------------------
Murray A. Indick	Murray A. Indick
Attorney-in-Fact

Henry J. Lawlor, Jr.	Charles E. McCarthy

By:	/s/ Murray A. Indick	By:	/s/ Murray A. Indick
	------------------------		------------------------
	Murray A. Indick		By: Murray A. Indick
	Attorney-in-Fact		Attorney-in-Fact

Christian Puscasiu

By:	/s/ Murray A. Indick
------------------------
Murray A. Indick
Attorney-in-Fact